Exhibit 3.29

CERTIFICATE OF FORMATION
OF
STRATOSPHERE LLC.

a Delaware limited liability company

(under Section 18-201 of the Delaware Limited Liability Company Act)

I, the undersigned, to form a limited liability company under the Delaware Limited Liability Company Act (the “LLC Act”), hereby certify:

First:  The name of the limited liability company is Stratosphere LLC (the “Company”)

Second:  The address of the registered office of the Company in Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The registered agent of the Company in Delaware for service of process is Corporation Service Company, whose address is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Third:  The purpose and general nature of the business to be conducted by the Company is to own an interest in an entity which operates and conducts gaming in gaming casino or other facilities in the State of Nevada.  The Company may also engage in any other lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware.

Fourth:  The sale, assignment, transfer, pledge, granting of an option to purchase or other disposition of any interest in the Company is ineffective unless approved in advance by the Nevada Gaming Commission (the “Commission”).  If at any time the Commission finds that a member that owns any such interest is unsuitable to hold an interest in the Company, the Commission shall immediately notify the Company of that fact and the Company shall, within ten days from the date that it receives the notice from the Commission, return to the unsuitable member the amount of his or her capital account as reflected on the books of the Company or the owner shall dispose of such interest as provided by the gaming laws and regulations of the State of Nevada.  Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to applicable law, it is unlawful for the unsuitable member:  (a) to receive any dividend or interest or any payment or distribution of any kind, including any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the Company, other than a return of capital; (b) to exercise directly or through a proxy, trustee or nominee, any voting right conferred by such interest; or (c) to receive any remuneration in any form from the Company or from any company holding a gaming license, for services rendered or otherwise.  Any member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company, and the unsuitable member shall no longer have any direct or indirect interest in the Company.

Notwithstanding the foregoing, to the extent permitted by applicable gaming laws of the State of Nevada and by the Nevada gaming authorities, if a member has been found by the Commission to be unsuitable, the Company shall have the right to redeem or the unsuitable member shall dispose of its member’s interest in the Company as provided in the Company’s limited liability company agreement.

IN WITNESS WHEREOF, the undersigned, an authorized person within the meaning of Sections 18-201 and 18-204 of the LLC Act, has signed this Certificate on the 12th day of February, 2008.

/s/ Denise Barton
Denise Barton, Authorized Person